EXHIBIT 99.2
[AUTHORIZATION FORM — SPANISH VERSION]

POPULAR, Inc.	Plan de Reinversión de Dividendos
y Compra de Acciones

Deseo participar en el Plan de Reinversión de Dividendos y Compra de Acciones (el Plan) para la compra de acciones comunes enteras o fraccionales (Acciones) de Popular, Inc. (la Corporación) de la siguiente manera:
Mi participación esta sujeta a las disposiciones del Plan tal como se establecen en el Prospecto referente a las Acciones ofrecidas con arreglo al Plan. Por la presente acuso recibo de tal Prospecto. Por la presente autorizo a la Corporación a tomar toda acción provista en el Plan.

☐   REINVERSIÓN TOTAL DE DIVIDENDOS. Deseo reinvertir dividendos pagados sobre todas las Acciones actualmente o en el futuro registradas bajo mi nombre. También podré hacer depósitos opcionales en efectivo.

ESTO NO ES UN APODERAMIENTO

☐ REINVERSION PARCIAL DE DIVIDENDOS. Deseo reinvertir dividendos pagados sobre ___Acciones registradas bajo mi nombre. También podré hacer depósitos opcionales en efectivo.

☐ DEPOSITOS OPCIONALES EN EFECTIVO. Solamente quiero hacer depósitos opcionales en efectivo. No quiero reinvertir dividendos pagados sobre Acciones registradas bajo mi nombre.

☐ Pago de dividendos: ☐ Pagos de forma electronica a: Numero ruta y transito: Numero de cuenta: ☐ Enviar cheque a direccion de record:
POPULAR, INC.
PLAN DE REINVERSION DE DIVIDENDOS Y COMPRA DE ACCIONES

Fecha	Numero de Seguro Social (Uno por cuenta)

Firmas de Todo Dueño Registrado:

Numero de Teléfono

(En caso de codueños, cada dueño deberá firmar. Favor de firmar exactamente como su nombre aparece abajo.)

Dirección:	Banco Popular de Puerto Rico
Trust Division (725)
Popular, Inc.
Dividend Reinvestment and Stock Purchase Plan
PO Box 362708
San Juan, Puerto Rico 00936-2708

Favor de corregir su dirección si aparece incorrecta.	ESTO NO ES UN APODERAMIENTO

(English version on reverse.)